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                                                                 EXHIBIT 3.1

[The following instrument is a restatement of the Registrant's Certificate of Incorporation as amended through December 20, 1994; the instrument has been filed as a restatement in accordance with Rule 102(c) of Regulation S-T.]



                          CERTIFICATE OF INCORPORATION
                                       OF
                         GROUND ROUND RESTAURANTS, INC.

               Under Section 807 of the Business Corporation Law



FIRST:             The name of the corporation is Ground Round Restaurants,
Inc. The name under which the corporation was originally formed is Marine & Animal By-Products Corp.

SECOND:            The purpose of the corporation is to engage in any lawful
act or activity for which the corporation may be organized under the Business Corporation Law of New York, provided that the corporation is not to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.

THIRD:             The total number of shares of stock which the corporation
shall have the authority to issue is 35,030,000 shares, consisting of 35,000,000 shares of the par value of $.16 2/3 per share, which shall be designated Common Stock, and 30,000 shares of the par value of $100.00 per share, which shall be designated Cumulative Preferred Shares. The relative rights, preferences and limitations of the shares of each class are:

                   The Preferred Shares may be issued in series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. All Preferred Shares shall be identical except as to the relative rights, preferences, and limitations below enumerated.

                   Authority is hereby expressly granted to the Board of Directors to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series, the number of shares to be included in such series, the dividend rate per annum, the redemption price or prices, if any, and the terms and conditions of the redemption, any sinking fund provisions for the redemption or purchase of the shares of the series, the terms and conditions on which the shares are convertible, if they are convertible, and any other right, preferences and limitations pertaining to such series.

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FOURTH:            The Secretary of  State is designated as the agent of the
corporation upon whom process against the corporation may be served. The address to which the Secretary of State shall mail a copy of any process against the corporation which may be served upon him pursuant to law is:

                   The Ground Round Restaurants, Inc.
                   35 Braintree Office Hill Park
                   Braintree, MA  02184-9078
                   Attention:  General Counsel


FIFTH:             The office of the corporation is to be located in New York
County of New York, State of New York.

SIXTH:             The duration of the corporation is to be perpetual.

SEVENTH:           The number of directors that shall constitute the entire
Board of Directors shall be determined by the Board of Directors from time to time, but in no event shall the number of directors that shall constitute the entire Board of Directors be less than three.

EIGHTH:            No person, by virtue of being a holder of this corporation's equity or voting shares, shall have any pre-emptive rights to have first offered to him, when the corporation proposes to issue, or to grant rights or options to purchase, equity or voting shares of securities convertible into or carrying rights or options to purchase equity or voting shares, any part of any such shares or other securities.

NINTH:             To the fullest extent permitted by the New York Business
Corporation Law as exists on the date hereof, or as it may hereafter be amended, no director of the corporation shall be liable to the corporation or its shareholders for damages for any breach of duty as a director. Any repeal or modification of the foregoing sentence by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification. This corporation shall indemnify each present and future director and officer of the corporation against any costs and expenses which may be imposed on, or reasonably incurred by him in connection with any claim, action, suit or proceeding hereafter made or instituted in which he may be involved by reason of his being or having been a director or officer of the corporation, or of any other corporation in which he served or serves as a director or officer at the request of the corporation, whether or not he continues to be a director or officer at the time of imposition of such costs, or incurring of such expenses; such costs and expenses to include the cost to such director or officer of reasonable court approved settlements, other than amounts paid to the corporation itself, or to such other corporation served at the request of the corporation. The foregoing right of indemnification shall not be exclusive of other rights to which any director or officer may be entitled as a matter of law, and shall inure to the benefit of the heirs, executors and administrators of any such director or officer."